Exhibit 99

MEREDITH CORPORATION
FISCAL 2008 FOURTH QUARTER
INVESTOR CONFERENCE CALL

MIKE LOVELL

Good morning. This is Mike Lovell, Director of Investor Relations for Meredith Corporation. Before Chief Executive Officer Steve Lacy begins our presentation, I'll take care of a few housekeeping items.

In our remarks, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's web site. A transcript of this call will be posted to our web site, as well. With that, Steve will begin the presentation.

STEVE LACY

Thanks Mike. Today I'll start with a brief financial recap of fiscal 2008; offer some thoughts on the current state of the media industry, and how Meredith is responding; provide more detail on Meredith's operating performance; provide an early 2009 financial outlook; and then answer your questions.

Financial recap

Fiscal 2008 earnings per share were $2.83, including a special charge of $0.34 recorded in the fourth quarter. Excluding the special charge, our earnings per share were $3.17.  Fiscal 2007 earnings per share were $3.31. Revenues in fiscal 2008 and fiscal 2007 were $1.6 billion.

Fourth quarter fiscal 2008 earnings per share were $0.41. Excluding the special charge, earnings per share were $0.76.  Fiscal 2007 earnings per share were $1.05. Revenues in the fourth quarter of fiscal 2008 were $385 million, compared to $428 million in fiscal 2007.

More details on the special charge related to a repositioning of our book operations and selected reductions in our workforce are provided in the tables accompanying the news release issued today.

Including significant increases in our paper and postage costs along with the special charge, total company expenses increased just 1.0 percent in fiscal 2008 - reflecting Meredith's ongoing disciplined expense management. Excluding acquisitions and the special charge, total company expenses declined 3 percent in fiscal 2008.

After strong performance in the first half of fiscal 2008, the economic slowdown impacted our full-year performance, most notably in the fourth quarter. We experienced lower advertising demand; a soft retail marketplace resulting in weaker sales and higher-than-expected returns in our book operation; and higher input costs, particularly paper. These trends are continuing as we begin fiscal 2009, and I'll provide more detail on our early financial outlook later in the call.

We continue to believe these current marketplace trends are cyclical in nature, and not tied to any structural issues for the industries in which we operate or for Meredith in particular.

Data related to consumer media usage and advertising spend supports our position. In the just-released spring 2008 Mediamark Research and Intelligence report, industry-wide, magazines increased their total audience by 2 percent over the prior year. More than two-thirds of measured titles reported increases. At Meredith, we increased our total audience by 4 percent.

These new MRI figures are additional positive data points in a continually-increasing consumer connection for Meredith brands. During the past 10 years, total readership for Meredith magazines has risen nearly 70 percent, from 80 million to more than 140 million. This increase can be attributed to organic growth, acquisitions and launches of new brands.

Meanwhile, industry-wide television viewership continues to grow. According to just-released Nielsen data, household television viewership is at an all-time high. The average woman in the important 18 to 54 age demographic now spends more than five hours watching television daily.

Our growing consumer audience is also reflected in Meredith's online properties. Year-over-year, monthly unique visitors to Meredith's consumer Web sites increased almost 60 percent to more than 16 million. Page views grew 16 percent to 155 million per month.

Visitors to our Web sites now view approximately 2.3 million videos every month, compared to 1.1 million a year ago. Additionally, Meredith secured more than 3.3 million online subscriptions in fiscal 2008, compared to 2.8 million in fiscal 2007.

Due to strong brands and growing audiences, both television and consumer magazines continue to maintain their share of industry-wide total media spend.

Television's share of total media spend has increased from 30 percent to more than 32 percent over the last five years, according to the latest data available from Veronis Suhler Stevenson. It is projected to stay in the low 30's into the next decade. Consumer magazines' advertising share has consistently averaged between 6 and 7 percent, and is forecast to remain in that range into the next decade.

While Internet advertising has shown tremendous growth in the last decade, it has come primarily at the expense of newspapers, which have seen their share drop from nearly 30 percent to a projected 22 percent by 2011. One only has to look at automobile, real estate and other classified advertising to get a sense of the migration.

Performance initiatives

In the current economic environment, it's important to have great consumer brands, sound growth strategies and a strong financial foundation. Meredith possesses all of these elements, and they are essential to the success of the three-pronged performance improvement plan we are executing. Our first major initiative is:

1.  Special sales incentives and new marketing programs to maximize market share in our core publishing and broadcasting brands. For example, we recently initiated a Publishing Group-wide challenge to increase in-person sales calls and visits. Its goal is to enhance customer service and highlight how Meredith's consumer reach and efficiency can help our clients sell more products.

In Broadcasting, we are aggressively calling on non-traditional advertisers and expanding into new sales categories such as classifieds.

Our second initiative is around:

2.  Aggressive expense management, including tight control of labor and vendor costs, such as:
    Eliminating approximately 5 percent of existing positions across the organization in fiscal 2008; and
    Pursuing aggressive vendor negotiations, which have achieved approximately $30 million in cost savings since fiscal 2007; and
    Increasing the use of digital photography and our in-house pre-press operations, which has already achieved $4 million in ongoing savings.

The third initiative is:

3.  Revenue diversification initiatives to accelerate growth of new revenue streams, many of which are not dependent on traditional advertising. For example, in fiscal 2008:
    We acquired two leading-edge companies - Big Communications and Directive - that further expand the capabilities of Meredith Integrated Marketing. Big Communications is a leader in business-to-business healthcare marketing. Directive possesses expertise in the sought-after field of database marketing.
    We expanded our brand licensing activities through an agreement with Wal-Mart for a line of more than 500 home products across multiple lines that will be available in Wal-Mart stores across the country beginning this fall.
    We also entered into a licensing agreement with Realogy for a nationwide real estate franchise system that launched this month, and expanded our successful licensing agreement with Universal Furniture. All three programs leverage the tremendous power and versatility of the Better Homes and Gardens brand.
    We invested in new tools and platforms across our 40+ Web sites, including the launch of the Parents.com super-portal and enhancing our television sites.
    We broadened the reach of Meredith Video Solutions - our in-house video creation unit - by distributing the Better daily lifestyle television show. We also created a Parents-branded video on demand channel for Comcast, and launched Parents.tv, a broadband video channel; and
    We renegotiated several retransmission agreements for our television stations, increasing fees 50 percent over the prior year.

These are just a few highlights of our performance improvement plan. Most importantly, as I pointed out a few minutes ago, we continue to grow our connection with consumers, be it magazine readers, television viewers, or online and video users. And we are accomplishing this in a prudent and profitable manner.

Our ability to aggregate and serve meaningful audiences of consumers is what advertisers and marketers seek. It's what enables Meredith to stand apart for those with a need to reach American women across multiple media platforms.

Publishing

Now turning to our operating group performance, while overall fiscal 2008 Publishing advertising performance was comparable to the prior fiscal year, there was a marked contrast between the first half when we posted strong 11 percent growth, and weaker results in the second half, particularly in the fourth quarter.

This shift is attributed to the challenging economic climate faced by companies that operate in our largest advertising categories - food, prescription and non-prescription drugs, and home. Combined, advertising pages in these categories declined more than 20 percent, accounting for about 75 percent of total fourth-quarter advertising page declines.

These categories are staples of the American economy, and have consistently outpaced advertising industry growth rates. We're confident they will serve us well in the long-term.

We achieved growth in advertising revenue per magazine page in fiscal 2008, including a 3 percent increase in the second half. We were able to maintain our price discipline thanks to a very detailed and aggressive pricing strategy. It enables us to sell our space at the best price the market will bear for the audience we deliver, and discourages deep discounting simply for the purpose of driving page growth.

Turning to circulation, profit contribution and related margin for our subscription activities increased in fiscal 2008 and in the fourth quarter. Circulation revenues declined, as expected, due primarily to the ongoing transition of Parents, Family Circle and Fitness magazines to the more profitable Meredith direct-to-publisher model.

Along with many raw materials, paper prices increased industry-wide, and Meredith received three consecutive paper price increases of 6 percent or more in fiscal 2008. The price of coated groundwood - our most common paper stock - increased a total of 20 percent during fiscal 2008. We received notice of another 5-6 percent increase effective August 1.

Softer retail sales and higher-than-expected returns impacted the performance of our retail book operations in fiscal 2008.

We have taken a number of steps to strategically reposition our book operations in the current marketplace. These included exiting products such as children's books and non-core authored titles, and focusing the scope of our book operations on titles with the Better Homes and Gardens imprint, as well as certain other licensed brands. These steps are expected to improve financial performance in fiscal 2009.

As I mentioned in my introduction, the strength of our brands was demonstrated by new and enhanced licensing agreements in fiscal 2008.

Our multi-year contract with Wal-Mart is the largest brand extension in our history and features merchandise items in popular home categories such as bedding and throws; bath accessories; dinnerware and kitchen textiles; and decorative pillows. This is in addition to an existing - and recently extended - line of outdoor and garden products. Approximately 500 SKUs of new merchandise are expected in Wal-Mart stores across the country this fall.

Additionally, we just reached an agreement with Wal-Mart for an expansion of the line deeper into bath, bedding and outdoor categories. These additional products will be available in fall 2009.

Our relationship with Wal-Mart is consistent with research detailing the strong overlap between the Wal-Mart shopper and the Better Homes and Gardens consumer. All products are being developed in consort with the Better Homes and Gardens editorial and creative staff, and will be part of Wal-Mart's "better" line of goods.

On July 1, the Better Homes and Gardens Real Estate Service was launched through a licensing partnership with Realogy Corp., owner of such powerful real estate brands as Century 21, Coldwell Banker and ERA. We expect this to be another growing source of revenue and profit over time.

Our Better Homes and Gardens-branded line of home furniture with Universal Furniture - launched in April 2007 - has proven to be one of the most successful furniture launches in the last 20 years. Sales-to-date are double original projections.

This spring, we introduced a fourth collection in the line - American Inspirations - at the High Point Furniture Market in North Carolina. It will be available in stores in August. Also, a new dining room line will launch at the Las Vegas Furniture Market this month and ship to retailers in October.

Integrated marketing

Meredith Integrated Marketing delivered an outstanding year as revenues rose nearly 50 percent to over $150 million and operating profit rose almost 75 percent to $30 million. Results included increased contributions from three marketing acquisitions over the last two years: Genex, New Media Strategies and Directive.

On a comparable basis, revenues rose 25 percent and operating profit rose more than 30 percent due to continued growth in our custom publishing activities, and strong performance from online agency O'Grady Meyers, acquired in April 2006.

During the fourth quarter, Meredith Integrated Marketing was chosen by Jenny Craig as its Direct Marketing Agency of Record. We will provide programs that focus on bringing clients to Jenny Craig through strategic marketing support, including direct mail and e-mail marketing. The partnership will combine Jenny Craig's reputation as one of the most trusted brands in weight management with Meredith's unique insights into women, especially in the health and wellness areas.

Earlier in fiscal 2008, Meredith Integrated Marketing won the Kraft Food & Family account, the largest custom marketing contract in the industry. Food & Family is Kraft's service brand reaching millions of consumers. Since first winning this important account, we have grown our relationship by adding new elements such as video production, database consulting, brand insert development and circulation consulting.

We are very excited about our recently announced acquisition of Big Communications. Big develops custom healthcare marketing communications programs for more than 20 of the world's leading pharmaceutical, biotech and managed care companies.  Its programs are delivered across platforms that include print, digital and mobile, and are aimed at pharmaceutical sales forces, caregivers, medical professionals and patients.

Big Communications further enriches our diverse assets and client offerings. We are now in a position to offer Big's clients Meredith's full array of content expertise, digital assets and marketing services. Big, Meredith Integrated Marketing and our 360 teams have already made numerous joint sales calls. The early read is that our combined services are being met with excitement from clients.

Over the past two years we have transformed Meredith Integrated Marketing from principally a custom publisher to a comprehensive marketing services provider. The added capabilities further strengthen our competitive position and relationships with key clients.

Broadcasting

Now let's look at our Broadcasting group, where it was a tale of two halves as well. Non-political advertising revenues increased 4 percent in the first half of the fiscal year. However, a decline in automotive advertising - combined with the economic slowdown that impacted categories such as retail and movies - led to a 7 percent decline in non-political advertising revenues in the second half of the year.

Fortunately, this decline was partially mitigated by growing revenues from non-traditional sources including unique sales programs, online activities, retransmission fees and Meredith Video Solutions.

Revenues from our branded Cornerstones and market-specific Broadcasting sales promotions increased nearly 20 percent in fiscal 2008. Combined, these unique sales programs accounted for more than $50 million in revenues in fiscal 2008.

In fiscal 2008, we introduced a new program called Job Connections in our Kansas City market. It takes advantage of the power and reach of our local television stations and their Web sites to meet the employment recruiting needs of local businesses. The Kansas City pilot was successful, and we are rolling it out across our group, beginning with Atlanta and Las Vegas.

Our Broadcasting Web sites delivered tremendous growth. Year-over-year monthly unique visitors increased 300 percent and page views more than doubled. Videos played increased more than 30 percent. These increased metrics helped fuel online related revenue growth of more than 80 percent.

We've increased retransmission fees from $5 million in fiscal 2006 to $8 million in fiscal 2008. We have a number of agreements with large carriers expiring in December 2008. We estimate retransmission fees can grow to approximately $15 million by fiscal 2010.

During my introduction, I mentioned the growth we are seeing in Meredith Video Solutions. In addition to the expansion of the Better show via syndication, Parents TV on Comcast VOD has grown in popularity, with more than 600,000 videos downloaded in fiscal 2008. Our broadband channels -- Better.tv and Parents.tv -- are growing as well. Both are now available on Sprint cell phones, and have been syndicated to digital networks such as hulu and You Tube to drive traffic.

CORPORATE

Turning to full company financial metrics, we generated more than $150 million in free cash flow in fiscal 2008. We used this cash to:

  Repurchase approximately 3.2 million shares of stock, nearly triple the 1.1 million shares repurchased in fiscal 2007.
  Reinvest in our business, including the acquisitions of Big Communications and Directive.
  Increase our quarterly dividend rate 16 percent to 21-1/2 cents per share - marking 61 straight years of dividend payments. We've increased our dividend every year for the last 15 years.

We accomplished this activity while maintaining a debt level of $485 million. Our average cost of funds is now approximately 4.4 percent. Our debt-to-EBITDA ratio is a conservative 1.5-to-1.

OUTLOOK

Many of Meredith's largest advertisers continue to face a challenging economic environment and the resulting advertising weakness - along with increased paper costs - will impact the company's performance at least through the first half of fiscal 2009.

Currently, fiscal 2009 first-quarter Publishing advertising revenues are down in the high-teens compared to the first quarter of fiscal 2008, when Meredith posted 11 percent growth in publishing advertising revenues. Broadcasting advertising pacings are currently down in the mid-teens. Meredith expects approximately $20 to $25 million in political advertising revenues at its television stations in fiscal 2009, with the majority coming in the second fiscal quarter.

Meredith expects fiscal 2009 paper prices will average approximately 25 percent higher than fiscal 2008. Meredith expects its average tax rate will be approximately 43.5 percent in the first quarter, and 39.5 percent for full fiscal 2009.

Currently, Meredith expects full-year fiscal 2009 earnings per share to be in the $2.50 to $3.00 range, and first quarter earnings per share to be in the $0.40 to $0.45 range.

CONCLUSION

To conclude, Meredith possesses a solid foundation and is well-positioned to build shareholder value over time. Specifically:

    We have a powerful portfolio of highly profitable media brands and assets;
    We possess a strong and growing connection with the American consumer, and women in particular;
    We have a balanced revenue mix - 60 percent from advertising sources and 40 percent from non-advertising sources;
    Many of our non-advertising sources of revenue, including our integrated marketing and brand licensing businesses, are positioned for continued rapid growth;
    We have a talented and deep management team that is adept at disciplined expense management practices in times of marketplace uncertainty; and
    We generate significant free cash flow, have a conservative balance sheet, and a modest level of debt at a low cost of funds.

At Meredith, we have a proven track record of outperforming our respective industries and growing market share. Once again, we believe current trends are cyclical in nature and not structural as it relates to our industry or Meredith in particular. I'm confident we will manage through this challenging time, and emerge in an even stronger competitive position.

Now, we will be happy to field your questions.